Exhibit 10.27

January 28, 2022

Via Email

Alan Glicklich

Re:Terms of Separation

Dear Alan:

This letter confirms the agreement (“Agreement”) between you and Chinook Therapeutics, Inc. (the “Company”) concerning the terms of your resignation and offers you the separation compensation we discussed in exchange for a general release of claims and covenant not to sue.

1.Resignation Date:  February 11, 2022, is your last day of employment with the Company (the “Resignation Date”).  For the avoidance of doubt, and pursuant to the employment agreement between you and the Company dated October 5, 2020, attached hereto as Exhibit A, (the “Employment Agreement”), your resignation from the Company is a “Covered Termination” for “Good Reason” (both, as defined in section 1 therein).

2.Acknowledgment of Payment of Wages:  By your signature below, you acknowledge that on February 11, 2022, we provided you one or more final paychecks for all wages, salary, reimbursable expenses previously submitted by you, accrued vacation as applicable) and any similar payments due you from the Company as of the Resignation Date.  By signing below, you acknowledge that the Company does not owe you any other amounts.  Please promptly submit for reimbursement all final outstanding expenses, if any.

3.Separation Compensation:  Pursuant to section 5.2(a)-(c) of the Employment Agreement, and in exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth below, your other promises herein, and your compliance with your obligations to the Company as identified in section 6 of the Employment Agreement, the Company agrees to provide you with the following:

a.Severance:  The Company agrees to pay you, in the first payroll period following the Effective Date (as defined below), a lump sum payment in the gross amount of $388,000, less applicable state and federal payroll deductions, which equals twelve (12) months of your current base salary;

b.2021 Bonus:  In addition, the Company agrees to pay you, in the first payroll period following the Effective Date, a lump sum payment in the gross amount of $145,500, less applicable state and federal payroll deductions, which equals the full amount of your 2021 bonus and

c.COBRA:  Upon your timely election to continue your existing health benefits under COBRA, and consistent with the terms of COBRA and the Company’s health

Alan Glicklich

insurance plan, the Company will pay the insurance premiums to continue your existing health benefits through March 31, 2023.  You will remain responsible for, and must continue to pay, the portion of premiums, co-payments, etc. that you would have paid had your employment continued.

d.Consultation Services:  In addition to the payments set forth above pursuant to the Employment Agreement, and in consideration for agreeing to provide up to ten (10) hours per week of consultation time to the Company, as reasonably requested between the Resignation Date through March 31, 2022 (the “Consultancy”), the Company agrees to pay you within ten (10) business days following the Effective Date, a lump sum payment in the gross amount of $52,231, less applicable state and federal payroll deductions, which equals seven (7) weeks of your current base salary.

By signing below, no earlier than the Resignation Date, you acknowledge that you are receiving the separation compensation outlined in this section in consideration for waiving your rights to claims referred to in this Agreement, that the separation compensation fully satisfies any Covered Termination benefits under the Employment Agreement, and that you would not otherwise be entitled to the separation compensation.

4.Return of Company Property:  You hereby warrant to the Company that no later than the Resignation Date, you will return to the Company all property or data of the Company of any type whatsoever that has been in your possession or control.

5.Post-Employment Obligations:  You hereby acknowledge that: (a) you continue to be bound by the attached Confidential Information and Inventions Agreement (Exhibit B hereto); (b) as a result of your employment with the Company, you have had access to the Company’s proprietary and/or confidential information, and you will continue to hold all such information in strictest confidence and not make use of it on behalf of anyone; and (c) you must, and by your signature below confirm that you shall, deliver to the Company, no later than the Resignation Date, all documents and data of any nature containing or pertaining to such information, and not take with you, or otherwise retain in any respect, any such documents or data or any reproduction thereof.

6.Equity Awards: Pursuant to your Equity Awards with the Company and the Company’s Equity Incentive Plans (hereafter collectively referred to as the “Stock Agreements”), you were granted options to purchase 355,322 shares of the Company’s common stock (the “Options”) and 38,316 Restricted Stock Units (the “RSUs”).  If you sign this Agreement and it becomes effective on its terms, and immediately following the Resignation Date you continue to agree to provide consultancy services to the Company pursuant to the Consultancy, your Options and RSUs will continue to vest through March 31, 2022, at which time the Options will have vested as to 152,008 shares and the RSUs will have vested as to 12,771 shares for a total of 164,779 vested shares (the “End Date Vested Shares”), and the Options and RSUs will remain unvested as to 228,859 shares (the “End Date Unvested Shares”).  You currently have exercised 20,000 of the Options, leaving 132,008 unexercised vested shares as of end of the Consultancy if you agree to provide such services (the “End Date Unexercised Shares”).  Because your employment is terminating, none of the End Date Unvested Shares can ever vest.   Your rights concerning the Options will continue to be governed by the Stock

Alan Glicklich

Agreements.  Per the Stock Agreements, in the event you do not agree to continue to provide services under the Consultancy, you will have 90 days following the Resignation Date to exercise the 119,550 unexercised vested Options outstanding as of the Resignation Date (the “Unexercised Vested Shares”).   In the event you do agree to continue to provide services under the Consultancy, you will have 90 days following the end of the Consultancy period to exercise the End Date Unexercised Shares; provided that any of the Options that are exercised following the three-month anniversary of the Resignation Date will constitute nonqualified stock options, rather than incentive stock options.  After this date, you will no longer have a right to exercise the Options as to any shares.

7.General Release and Waiver of Claims:

a.The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit‑sharing, stock, stock options or other ownership interest in the Company, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your separation or resignation from the Company.  To the fullest extent permitted by law, you hereby release and waive any other claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation or resignation from employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act.

b.By signing below, you expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

c.You and the Company do not intend to release claims that you may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code Section 2802, or any claims for enforcement of this Agreement.  To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.

Alan Glicklich

8.Covenant Not to Sue:

a.To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will you pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter released by this Agreement.

b.Nothing in this section shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.

9.Protected Rights:  You understand that nothing in the General Release and Waiver of Claims and Covenant Not to Sue sections above, or otherwise in this Agreement, limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”).  You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.  This Agreement does not limit your right to receive an award for information provided to any Government Agencies.

10.Non-disparagement:  You agree that you will not, directly or indirectly, disparage or make negative remarks regarding Releasees or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement, including, but not limited to, any statement posted on social media (including online company review sites) or otherwise on the Internet, whether or not made anonymously or with attribution.  Nothing in this section shall prohibit you from providing truthful information in response to a subpoena or other legal process.  Further, nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

11.Arbitration:  Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate, in San Diego, California through JAMS, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement.  Any arbitration may be initiated by a written demand to the other party.  The arbitrator's decision shall be final, binding, and conclusive.  The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes

Alan Glicklich

hereunder to the fullest extent permitted by law.  The parties expressly waive any entitlement to have such controversies decided by a court or a jury.

12.Attorneys’ Fees:  If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

13.Confidentiality:  The contents, terms and conditions of this Agreement must be kept confidential by you and may not be disclosed except to your immediate family, accountant or attorneys or pursuant to subpoena or court order.  You agree that if you are asked for information concerning this Agreement, you will state only that you and the Company reached an amicable resolution of any disputes concerning your resignation from the Company.  Any breach of this confidentiality provision shall be deemed a material breach of this Agreement.

14.No Admission of Liability:  This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns.  This Agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or federal provisions of similar effect.

15.Complete and Voluntary Agreement:  This Agreement, together with Exhibits A and B hereto and the Stock Agreements, constitute the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter.  You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion.

16.Severability:  The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable.  Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.

17.Modification; Counterparts; Electronic/PDF Signatures:  It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement.  This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.  Execution of an electronic or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be admissible in any legal proceeding as if an original.

Alan Glicklich

18.Review of Separation Agreement; Expiration of Offer:  You understand that you may take up to twenty-one (21) days to consider this Agreement (the “Consideration Period”).  The offer set forth in this Agreement, if not accepted by you before the end of the Consideration Period, will automatically expire.  By signing below, you affirm that you were advised to consult with an attorney prior to signing this Agreement.  You also understand you may revoke this Agreement within seven (7) days of signing this document and that the separation compensation to be provided to you pursuant to Section 4 will be provided only after the expiration of that seven (7) day revocation period.

19.Effective Date:  This Agreement is effective on the eighth (8th) day after you sign it and without revocation by you (the “Effective Date”).

20.Governing Law:  This Agreement shall be governed by and construed in accordance with the laws of the State of California.

If you agree to abide by the terms outlined in this Agreement, please sign and return it to me.  I wish you the best in your future endeavors.

Sincerely,

Chinook Therapeutics, Inc.

By:	/s/ Eric Dobmeier
Eric Dobmeier, President & CEO

READ, UNDERSTOOD AND AGREED

/s/ Alan Glicklich
Date:	February 12, 2022
Alan Glicklich

EXHIBIT A

EMPLOYMENT AGREEMENT

EXHIBIT B

CONFIDENTIAL INFORMATION AND INVENTIONS AGREEMENT